Exhibit 99.1	News Release Dated July 2, 2004

News from UTi

Contacts:

Lawrence R. Samuels	Cecilia Wilkinson / Angie Yang
Senior Vice President, Chief Financial Officer	PondelWilkinson Inc.
UTi Worldwide Inc.	310.279.5970 / 310.279.5967
310.604.3311	investor@pondel.com

UTi WORLDWIDE ANNOUNCES SOUTH AFRICAN OPERATIONS TO BE BLACK EMPOWERED
— Transaction to Qualify Company as “Black Empowered"
Consistent With South African Legislation –

Rancho Dominguez, California – July 2, 2004 – UTi Worldwide Inc. (NASDAQ NM: UTIW) today announced a proposed transaction designed to qualify the company’s South Africa operations as black empowered under recently enacted legislation in South Africa. This transaction, approved by UTi’s Board of Directors is conditioned upon the negotiation and execution of definitive documents and final certification by Empowerdex, a black empowerment rating agency. This certification is anticipated to be received before August 1, 2004, the expected effective date of the transaction. The transaction will not affect UTi’s International Healthcare Distributors (Pty) Limited (“IHD”) acquisition which became effective last month and which already provides for a 25.1% shareholder interest by an independent broad based black empowerment organization.

The new transaction will involve a black empowerment trust that will be established to provide broad based educational benefits to UTi’s staff in South Africa and their dependents. Under the currently proposed structure, the impact of the transaction is not anticipated to dilute UTi’s consolidated earnings for the current fiscal year. In addition, the economic substance of the transaction will allow the empowerment trust to share in approximately 25% of the future growth of UTi’s current South Africa operations (excluding IHD) above current performance levels.

“Through black empowerment initiatives, South Africa is accelerating economic participation for the benefit of historically disadvantaged South Africans,” said Matthys J. (Tiger) Wessels, vice chairman of the board of UTi and chief executive officer of the company’s Africa region. “We believe the plan we are putting in place holds important advantages for our employees and our company, consistent with the intentions of the South African government. Under the Broad Based Black Economic Empowerment Act, companies in South Africa are encouraged to increase their purchasing from black empowered enterprises. Thus, being certified as black empowered is seen as an important means to retain current business and, perhaps, gain a competitive advantage against companies not so designated.”

Under the currently expected terms of the proposed transaction, the company’s South Africa operations (other than recently acquired IHD) will be transferred to a new company, UTi South Africa (Pty) Limited (“UTiSA”), in exchange for an interest bearing note from UTiSA that represents the value of the operations to be transferred to UTiSA as determined by an independent, third party valuation. It is expected that the note will not be repayable for the first five years. In connection with the transaction, 25% of the equity interest in the newly formed UTiSA will be sold to the black empowerment trust, with the price based on the value of the shares of UTiSA (which is expected to be minimal given the note obligation and capitalization of UTiSA). UTi will retain the remaining 75% equity interest. It is expected that the interest UTi will earn on the note for the remainder of the current fiscal year will approximate the expected earnings before tax and interest of UTiSA’s operations, and, therefore, the proposed transaction is anticipated not to be dilutive to UTi’s consolidated earnings in the current fiscal year.

Exhibit 99.1	News Release Dated July 2, 2004

Through this transaction, the trust is expected to participate in approximately 25% of the future profits of UTiSA, after payment of the interest on the note.

About UTi Worldwide

UTi Worldwide Inc. is an international non-asset based global integrated logistics company, providing air and ocean freight forwarding, contract logistics, customs brokerage and other supply chain management services. The company serves a large and diverse base of global and local companies, including customers operating in industries with unique supply chain requirements such as the pharmaceutical, apparel, chemical, automotive and technology industries. The company seeks to use its global network, proprietary information technology systems, relationships with transportation providers and expertise in outsourced logistics services to deliver competitive advantage to each of its customers’ global supply chains.

Safe Harbor Statement

Certain statements in this news release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Such statements may include, but are not limited to, the company’s discussion of future growth and expansion; the fact that the proposed transaction may not close as expected or at all due to a variety of factors; risks associated with having a 25% equity holder; anticipation that the structure of the transaction is not expected to be dilutive to earnings in the current fiscal year; as well as the potential benefits of black empowered certification. Many important factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements, including increased competition; integration risks associated with acquisitions; the effects of changes in foreign exchange rates; uncertainties and risks associated with the company’s operations in South Africa; general economic, political and market conditions, including those in Africa, Asia and Europe; risks of international operations, the success and effects of new strategies, disruptions caused by epidemics, conflicts, wars and terrorism; and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. Although UTi believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by UTi or any other person that UTi’s objectives or plans will be achieved. The historical results achieved by the company are not necessarily indicative of its future prospects. UTi undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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